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                                                                    EXHIBIT 99.1

MORRISON KNUDSEN CORPORATION                 WASHINGTON CONSTRUCTION GROUP, INC.
Morrison Knudsen Plaza/P. O. Box 73          27400 East 5th Street
Boise, Idaho 83729                           Highland, California 92346

Brent D. Brandon                             John H. Wimberly
Phone: (208) 386-6611                        Phone: (909) 425-4200

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                                 NEWS RELEASE

FOR RELEASE:
                                 May 29, 1996

     HIGHLAND, CA. and BOISE, ID -- Washington Construction Group, Inc. and Morrison Knudsen Corporation today announced that the companies have signed a definitive agreement to merge.

     As previously announced, under the terms of the agreement, MK's senior creditors will receive $13.3 million in cash, approximately 24.1 million shares of newly issued Washington Construction common stock, representing 45% of the shares outstanding after the merger, and distribution of certain non-core assets including MK's investment and note receivable from MK Rail Corporation. Washington Construction also will pay in full MK's debtor-in-possession loan, not to exceed $50 million. The existing shareholders of Morrison Knudsen will receive a warrant package that entitles them to purchase 2,765,000 shares of common stock, or approximately 5% of the common stock of the newly merged entity, at $12.00 per share for a term of five years.

     The transaction, which is expected to be completed by September 30, 1996 will be consummated through a prepackaged plan of reorganization and is subject to customary conditions.

     Washington Construction Group, Inc. (NYSE:WAS), based in Highland, California, is a diversified construction company with operations in infrastructure, contract mining, environmental remediation, commercial construction and construction materials markets serving both government and private customers in the United States.

     Morrison Knudsen Corporation (NYSE:MRN), founded in 1912, serves the world's environmental, industrial process, mining, operations and maintenance, power, transportation and heavy construction markets as an engineer and contractor.

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